Exhibit 99.13

CONSENT TO BE NAMED AS A DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who is anticipated to become a director of LINKBANCORP, Inc. (“LINK”) following the consummation of the merger of Partners Bancorp (“Partners”) with and into LINK in accordance with the Agreement and Plan of Merger, dated as of February 22, 2023, between LINK and Partners, as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of LINK, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	April 28, 2023

By:	/s/ Jeffrey F. Turner
Name:	Jeffrey F. Turner